SECURITIES AND EXCHANGE COMMISSION
            WASHINGTON, D.C. 20549
               ----------------

                  SCHEDULE 13G
                (RULE 13D-102)

               INFORMATION TO BE INCLUDED IN
STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c) AND
(d) AND AMENDMENT THERETO FILED PURSUANT TO RULE
13D-2(B)
                  ------------
                   ValCom, Inc,
---------------------------------------------------
                 (Name of Issuer)

       Common Stock                91888T 20 1
-----------------------------   -------------------
(Title of class of securities)   (CUSIP number)

                February 14, 2002
---------------------------------------------------
(Date of Event Which Requires Filing of This
Statement)


          Check the appropriate box to designate
the rule pursuant to which this Schedule is filed:

               [_]     Rule 13d-1 (b)

               [_]     Rule 13d-1 (c)

               [X]     Rule 13d-1 (d)

                - ---------------------

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act
(however, see the Notes).





CUSIP No. 91888T 20 1 13G     Page 2 of 5 Pages
---------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
       PERSON(S)
       Great Asian Holdings, Limited
---------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*

        (a)  [  ]

        (b)  [  ]

---------------------------------------------------
   3.  SEC USE ONLY

---------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       SINGAPORE
---------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            2,110,422
  BENEFICIALLY    ---------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      ---------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             2,110,422
                  ---------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
---------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

       2,110,422
---------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*

---------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (9)

       Common 23%
---------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       Beneficial Owner
---------------------------------------------------
       *SEE INSTRUCTIONS BEFORE FILLING OUT!

   13G                          Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:
                  ValCom, Inc.
---------------------------------------------------
            (b)   Address of Issuer's Principal
                  Executive Offices:
                  26030 Avenue Hall, Studio #5
                  Valencia, California 91355
---------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  Great Asian Holdings, Limited

---------------------------------------------------
            (b)   Address of Principal Business
                  Office, or if None, Residence:
                  P.O. Box 957 Offshore
                  1, Temasek Avenue #27-01,
                  Millenia Tower, Singapore
---------------------------------------------------
            (c)   Citizenship:
                  SINGAPORE
---------------------------------------------------
            (d)   Title of Class of Securities:
                  Common
---------------------------------------------------
            (e)   CUSIP Number:
                  91888T 20 1
--------------------------------------------------
Item 3.     If this statement  is filed  pursuant
            to Rules  13d-1(b), or
            13d-2(b), check whether the person
            filing is a:

            Not Applicable

         13-G                   Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class
           is owned, indicate:

           (a) Amount beneficially owned:2,110,422
                                          -------.
           (b) Percent of class: 23%
                                 ----------,
   (c) Number of shares as to which the
        person has:
       (i)  sole power to Vote 2,110,422.
       (ii) shared power to Vote or to
            direct the Vote__
       (iii) sole power to dispose of to
             direct the disposition of
             2,110,422.
       (iv) shared power to dispose or to
            direct the disposition of____.

Item 5.     Ownership of Five Percent or Less of a
            Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on
            Behalf of Another Person.

            Not Applicable.

Item 7.     Identification and Classification of
            the Subsidiary which Acquired
            the Security Being Reported on By the
            Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of
            Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the
            best of my knowledge and
            belief, the securities referred to
            above were acquired in the
            ordinary course of business and were
            not acquired for the purpose of
            and do not have the effect of changing
            or influencing the control of
            the issuer of such securities and were
            not acquired in connection
            with or as a participant in any
            transaction having such purpose or
            effect.


            Signature.


            After reasonable inquiry and to the
            best of my knowledge and belief,
            I certify that the information set
            forth in this statement is true,
            complete and correct.


            February 12, 2002
            ------------------
            Date

            /s/ R. B. Kurniawan
            ----------------------------------
             Signature
             R. B. Kurniawan / Director
            ----------------------------------
            (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see
18 U.S.C. 1001).